UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 31, 2010

SANGAMO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30171	68-0359556
(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd, Suite A100	Richmond, California 94804
(Address of Principal Executive Offices)	(Zip Code)

(510) 970-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d)  On March 31, 2010 the board of directors (the “Board”) of Sangamo BioSciences, Inc. (the “Company”), upon recommendation from the Nominating and Governance Committee of the Company, appointed Stephen G. Dilly, M.B.B.S., Ph.D. to serve as a member of the Board until the Company’s 2010 annual meeting of stockholders.  The board of directors of the Company also determined that Dr. Dilly is “independent” under applicable corporate governance rules of NASDAQ.  In connection with the appointment of Dr. Dilly, the number of authorized directors of the Company was increased from six (6) to seven (7).

Dr. Dilly will receive the standard fees paid by the Company to all of its non-employee directors.  The annual cash retainer is $30,000 and to the extent the Board meets more than ten (10) times in a calendar year a director will receive cash payments of $1,000 per Board meeting attended ($500 per meeting attend by videoconference or by telephone). In addition, under the Automatic Option Grant Program in effect under the Sangamo 2004 Stock Incentive Plan, Dr. Dilly received an option to purchase 50,000 shares of Common Stock with an exercise price of $5.42 per share, the fair market value on the grant date.

      On April 1, 2010, the Company issued a press release announcing the appointment of Dr. Dilly to the Board.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

(e) On March 31, 2010, the Board approved a cash incentive program for the 2010 year, which was recommended by the Compensation Committee.  Under the 2010 cash incentive program, the Board has established clinical, business development, research and financial goals for the 2010 year and has assigned relative weightings of these goals.  The goals and weightings will serve as guidelines for, but are not binding upon, the Compensation Committee in its determination of cash incentive awards for 2010.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits.  The following document is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.
99.1                      Press Release Issued April 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: April 5, 2010
SANGAMO BIOSCIENCES, INC.

	By:	/s/ EDWARD O. LANPHIER II
Edward O. Lanphier II
President, Chief Executive Officer